EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) for the registration of 25,000,000 shares of the common stock, no par value, of Archer-Daniels-Midland Company pertaining to the Archer-Daniels-Midland Company 2002 Incentive Compensation Plan of our report dated August 1, 2003 with respect to the consolidated financial statements and schedule, as amended, of Archer-Daniels-Midland Company incorporated by reference in its Annual Report on Form 10-K/A, for the year ended June 30, 2003 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP

St. Louis, Missouri
July 1, 2004